Exhibit 99.1

Zeros & Ones, Inc. to Change Name to Voyant, Inc.

Unveils new corporate branding; Moves headquarters to Palo Alto

Palo Alto, Calif., April 2, 2007 – Zeros & Ones, Inc. (OTC-BB: ZROS), a diversified media and technology holding company dedicated to improving the quality of the digital world for both businesses and consumers, announced today that it is changing its name to Voyant, Inc.  The company will begin doing business under the new name immediately and intends to formally reincorporate under the new name as a Delaware corporation as soon as is practical.  The company’s stock symbol will change concurrently with the re-domicile and change of corporate name.  Furthermore, the company has announced that, effective immediately, it is moving its corporate headquarters to Palo Alto, Calif.

In recent months, the company has made significant changes to its management team, launched a new business plan, begun a series of strategic acquisitions and joint ventures, and regained compliance with SEC financial reporting requirements.  While not departing from the original mission of Zeros & Ones, the company now has a significantly different persona, and to celebrate the re-emergence of the company, a new name and corporate brand were chosen.  The chosen name, Voyant, derives from the Latin videre, meaning “to see.”  The new name and brand image can be seen at the Voyant’s new website, www.voyant.net.

“Our successful corporate re-launch warrants a fresh identity for our company,” said Dana Waldman, CEO of Voyant.  “This identity focuses on one of our core assets: the quality of being able to see and act upon linkages in the media and technology world.  We call that quality ‘being Voyant.’

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Voyant’s new headquarters will be located at 530 Lytton Ave., Palo Alto, Calif., USA. The company intends to announce an annual shareholder meeting to be held in Q2 of this year in Palo Alto.

About Zeros & Ones, Inc. dba Voyant

Voyant is a media holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world.  The company works with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer. The Company intends to change its name to Voyant, Inc., and as of April 2, 2007, is using Voyant as its dba pending effectiveness of the change.  More information can be found at www.voyant.net.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the company's markets and business.

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Media Contact:

Steffen Koehler

Chief Marketing Officer

skoehler@voyant.net